Exhibit 99.3

StorageTek

Q1 2005 Conference Call

Script of Prepared Remarks of Bobby Kocol

In order to provide additional insight into our first quarter, let me take a little time to go over some of our results in more detail.

First quarter revenues of $499 million resulted in earnings of $.22 per diluted share, a slight improvement over Q1 of last year. Product sales in the first quarter were $266 million, made up of $212 million in tape sales, $32 million in disk, and $22 million in network and other sales. Service revenues increased to $233 million, an increase of 6% over Q1 of last year. Geographically, North America represented about 46% of the total worldwide revenue, Europe approximately 39%, with the Pacific Rim and Latin America making up the rest. On a year over year basis, North American revenues were down 8%, European revenues down 1%, Asia was down 8%, while Latin American revenues were up 29%. Overall, on a consolidated basis, excluding our hedging activities, currency impacts were favorable to revenue on a year over year basis by about 3 points. Most of the revenue shortfall we experienced was due to direct sales transactions that have been pushed out into subsequent quarters. As a result of that, our total product sales were skewed to a higher percentage of indirect sales, which represented about 57% of the total. But going forward, we see this getting back to more traditional splits with indirect sales around 45 to 50% of the total.

Working down the P&L, most of the key financial metrics remain very solid. “Total” gross margins in the quarter were 47%, an increase of 70 basis points from Q1 of last year. “Product” margins exceeded 50%, an improvement of 140 basis points over last year, mostly due to a product mix skewed toward more tape automation and virtual software sales. Our efforts in driving operational efficiencies and ongoing cost reduction activities have continued and clearly contributed to the strength we had in product margins. As we mentioned on our earnings call last quarter, the upcoming year will be somewhat different than prior years with respect to product margins. While the first quarter was somewhat of an aberration regarding product margins, keep in mind, many of the offerings we are bringing to the market this year are aimed at the small and medium business segments. As we sell more tape and disk solutions into the SMB space, and do this through our indirect channels where we typically achieve lower margins on a percentage basis, there should be downward pressure at the “product” margin level. In light of that, we are anticipating “annualized” product margins to be flat or perhaps slightly below last year’s levels. As the revenue mix develops throughout the year, we should be able to get a clearer picture of how this will work out.

Service margins for the quarter were 43%, an increase of 50 basis points year over year. We continued to see solid performance in this area. Together, product support and multi-vendor systems support together grew 4% year over year. And as expected, our professional services revenue grew 15% over Q1 of last year, and increased to 12% of the total services revenue. The mix of services should continue to shift to more professional services which carry lower gross margins. So, while we are slightly ahead of our guidance on service margins after the first quarter results, it is still appropriate to assume “annualized” service margins will be relatively flat compared to last year’s levels.

Combining both products and services, “total” gross margins should be flat to slightly down for the full year.

Total operating expenses for the first quarter were $212 million, relatively flat to last year. R&D expenditures were $47 million while SG&A expenses were $165 million. First quarter R&D expenditures were lighter than anticipated as prototype material for new product launches was minimal. With significant product launch activity on the forefront, we anticipate R&D expenditures to climb back to the $50 million range per quarter. SG&A expenses were very close to last year’s levels and our guidance of SG&A being around 28% for the full year remains intact. Net interest income added approximately $7 million to pre-tax earnings. And finally, shifts in the income projections through our international operations should allow our annual effective tax rate to be around 21%, slightly better than we anticipated, although immaterial to this quarter’s results.

The balance sheet and financial strength of StorageTek continue to remain solid. Cash and investment balances are approaching $1.2 billion. This includes us investing another $57 million in the first quarter through the repurchase of roughly 1.8 million shares of our stock. At this pace, we would exhaust the current share repurchase authorization somewhere near the middle of next year. Cash flow from operations was $52 million for the quarter. DSO at 79 days is 6 days better than Q1 of last year. Using the average accounts receivable balance during the quarter instead of the ending balance which is skewed by end of quarter shipments, DSO’s were 64 days. Inventory levels were $134 million and inventory turns were just under four.

Headcount was just above 7100 at the end of the quarter. We had about 50 additions during the first quarter, mostly in sales, service and engineering. In the quarter, capital expenditures were $20 million while depreciation and amortization was just over $18 million, both on target for what we anticipated for the year.

In summary, it was a challenging quarter. And while it’s one that puts us slightly behind where we wanted to be at the end of the first quarter, we believe there are steps we can take in order to get back on track going forward. Granted, there are uncertainties that still exist with the macro-economic environment. But we will continue driving operational disciplines and take the necessary steps to achieve consistent and improving results. As Pat said, with Q1 behind us, we’re going to assume a range of 2 to 4% revenue growth for the year. But we still believe at these levels, we can generate pre-tax income in a range of $260 million. After tax, this should provide an increase in earnings per share close to 10% over the prior year. The new products we have brought to market thus far are having great success. And yet, we have a significant number of new product offerings that we plan to bring to market in the current and subsequent quarters. That, coupled with the growing service expertise we have, which allows us to solve the complex storage issues our customers face, gives us much to look forward to in the upcoming quarters.